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Exhibit 10.58

EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT (the "Agreement" is entered into as of the 23rd day of July, 2004 by and between Protection One, Inc., a Delaware corporation (the "Company"), Protection One Alarm Monitoring, Inc., a Delaware corporation, and J. Eric Griffin ("Executive").

W I T N E S S E T H :

        WHEREAS, POAMI and Executive agreed to employment terms pursuant to a Change in Control Agreement dated November 20, 2002 and superseded such agreement with a Change in Control Agreement dated June 20, 2003 and a retention bonus letter dated June 20, 2003 (such Change in Control Agreement, together with the retention bonus letter, hereinafter referred to as the "Prior Employment Agreement"); and

        WHEREAS, the Board (as defined in Section 1) has determined that it is in the best interest of the Company, its creditors and its stockholders to assure that the Company will have the continued dedication of Executive during and after the period of the Company's and POAMI's (as defined in Section 1) anticipated Restructuring (as defined in Section 1) of its indebtedness and capital stock notwithstanding the possibility or occurrence of a Change in Control (as defined in Section 1), to provide Executive with assurance of continued employment beyond the expiration of the Prior Employment Agreement and to provide compensation and benefits arrangements which are competitive with those of other comparable and similarly situated corporations; and

        WHEREAS, during the period of the Company's anticipated Restructuring, Executive's continued high performance and retention is critical to ensure that the Company maintains its value; and

        WHEREAS, Executive has agreed to enter into this Agreement because the Company has satisfied all of its obligations under the Prior Employment Agreement; and

        WHEREAS, POAMI is a direct and wholly owned subsidiary of the Company and will receive substantial direct and indirect value from Executive; and

        WHEREAS, each of the board of directors of the Company and of POAMI has authorized the Company and POAMI, respectively, to enter into this Agreement.

        NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, the Company, POAMI and Executive hereby agree as follows:

        1.     Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth below:

        (a)   "Board" means the Board of Directors of the Company, as the case may be, whether prior to or after the Restructuring.

        (b)   "Bonus Amount" means:

          (A)  for a Date of Termination occurring in fiscal year 2004, the average of the annual incentive bonuses payable by the Company to or for the benefit of or deferred by Executive for the 2002 and 2003 fiscal years of the Company; and

          (B)  for a Date of Termination occurring after fiscal year 2004, the average of the annual incentive bonuses payable by the Company to or for the benefit of or deferred by Executive for the last three (3) completed fiscal years of the Company immediately preceding the Date of Termination or Change in Control.

        (c)   "Cause" means:

          (A)  the willful and continued failure of Executive to perform substantially his duties with the Company (other than any such failure resulting from Executive's incapacity due to physical or mental illness or any such failure subsequent to Executive being delivered a Notice of Termination without Cause by the Company or Executive delivering a Notice of Termination for Good Reason to the Company) that is not remedied within 30 days after a written demand for substantial performance is delivered to Executive by the Chairman of the Board, the Chairman of the Compensation Committee or the Chief Executive Officer which specifically identifies the manner in which Executive has not substantially performed Executive's duties and that such failure if not remedied constitutes "Cause" under this Agreement, or

          (B)  Executive's conviction by a court of law, Executive's admission in a legal proceeding that he is guilty or Executive's plea of nolo contendre, in each case, with respect to a felony.

For purposes of this subsection (c), no act or failure to act by Executive shall be considered "willful" unless done or omitted to be done by Executive in bad faith and without reasonable belief that Executive's action or omission was in, or not opposed to, the best interests of the Company.

        (d)   "Change in Control" means

        (i)    the occurrence of any one of the following events after the earlier of the date the Restructuring is consummated or December 31, 2005:

          (A)  individuals who, as of the date the Restructuring is consummated, constitute the Board (or, in the case no Restructuring is consummated by December 31, 2005, the individuals who constitute the Board as of such date) (the "Incumbent Directors") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date the Restructuring is consummated (or, in the case no Restructuring is consummated by December 31, 2005, December 31, 2005), whose election or nomination for election was approved by a vote of at least two thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) or, prior to the date that a Restructuring is consummated, as elected at any time by Quadrangle Group shall be an Incumbent Director.

          (B)  any "person" (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the "Exchange Act") and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than thirty-three and one-third percent (331/3%) of the combined voting power of the Company's then outstanding securities eligible to vote for the election of the Board (the "Company Voting Securities"); provided, however, that the event described in this paragraph (B) shall not be deemed to be a Change in Control if such beneficial owner is any of the following or becomes a beneficial owner as a result of any of the following:

            (I)   one or more Current Debt Holder or a syndicate or group in which one or more Current Debt Holders, collectively, beneficially own a majority of the Company Voting Securities beneficially owned by such syndicate or group;

            (II)  any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Subsidiaries or one or more Current Debt Holder;

            (III) any underwriter temporarily holding securities pursuant to an offering of such securities;

            (IV) a person involved in a Non Qualifying Transaction (as defined in paragraph (C));

            (V)  an entity (x) controlled by Executive or a group of persons consisting, at the time of such acquisitions, of Executive and other employees of the Company or any of its Subsidiaries or (y) of which the majority of common equity securities, at the time of such acquisitions, is owned by Executive or a group of persons consisting of Executive and other employees of the Company or any of its Subsidiaries; or

            (VI) any event in which a Current Debt Holder continues to be directly or indirectly the beneficial owner of a greater number of shares of the Company than that held by any other person as a result of the event described in this paragraph (B) or has the right to direct the vote of a greater number of voting securities for directors (or the equivalent) of the Company than any other person as a result of the event described in this paragraph (B);

          (C)  the consummation of a merger, consolidation, statutory share exchange, sale of all or substantially all of the assets of the Company or similar form of corporate transaction (whether in one transaction or a series of transactions) involving the Company (a "Business Combination"), unless immediately following such Business Combination:

            (I)   more than 50% of the total voting power of (x) the corporation that owns, leases or controls all or substantially all of the assets of the Company resulting from such Business Combination (the "Surviving Corporation"), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors (or the equivalent) of the Surviving Corporation (the "Parent Corporation"), is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination);

            (II)  no person (other than (a) one or more Current Debt Holder, (b) any employee benefit plan (or related trust) sponsored or maintained by one or more Current Debt Holder, the Surviving Corporation or the Parent Corporation or (c) a syndicate or group in which one or more Current Debt Holders, collectively, beneficially own a majority of the total voting power of the subject voting securities beneficially owned by such syndicate or group) is or becomes the beneficial owner, directly or indirectly, of more than thirty-three and one-third percent (33 1/3%) of the total voting power of the outstanding voting securities eligible to elect directors (or the equivalent) of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation); and

            (III) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board's approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (I), (II) and (III) above shall be deemed to be a "Non Qualifying Transaction"); or

          (D)  the Company substantially completes a plan of complete liquidation or dissolution whether in one transaction or a series of transactions;

        (ii)   in connection with the Restructuring, the occurrence of any one of the following events:

          (A)  on the date the Restructuring is consummated, any "person" (as such term is defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) other than a Current Debt Holder (or a syndicate or group in which one or more Current Debt Holders, collectively, beneficially own a majority of the total voting power of the

  Company Voting Securities beneficially owned by such syndicate or group) is or becomes a "beneficial owner" (as defined in Rule 13d 3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than thirty-three and one-third percent (33 1/3%) of the Company Voting Securities and is the largest holder of Company Voting Securities issued in connection with the Restructuring;

          (B)  the consummation of a Business Combination, unless immediately following such Business Combination:

            (I)   more than 50% of the total voting power of (x) the corporation that owns, leases or controls all or substantially all of the assets of the Surviving Corporation, or (y) if applicable, the Parent Corporation, is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination);

            (II)  no person (other than (a) one or more Current Debt Holder, (b) any employee benefit plan (or related trust) sponsored or maintained by one or more Current Debt Holder, the Surviving Corporation or the Parent Corporation or (c) a syndicate or group in which one or more Current Debt Holders, collectively, beneficially own a majority of the total voting power of the subject voting securities beneficially owned by such syndicate or group) is or becomes the beneficial owner, directly or indirectly, of more than thirty-three and one-third percent (33 1/3%) of the total voting power of the outstanding voting securities eligible to elect directors (or the equivalent) of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation); and

            (III) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board's approval of the execution of the initial agreement providing for such Business Combination; or

          (C)  the Company substantially completes a plan of complete liquidation or dissolution whether in one transaction or a series of transactions.

        (iii)  the occurrence of any one of the following events prior to the earlier of the date the Restructuring is consummated or December 31, 2005:

          (A)  individuals who, as of the date hereof or as otherwise elected by Quadrangle Group, constitute the Board (the "Incumbent Directors") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director.

          (B)  any "person" (as such term is defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) other than a Current Debt Holder (or a syndicate or group in which one or more Current Debt Holders beneficially own a majority of the debt of the Company and POAMI beneficially owned by such syndicate or group) is or becomes a "beneficial owner" (as defined in Rule 13d 3 under the Exchange Act as if such rule applied to ownership of debt), directly or indirectly, of more than thirty-three and one-third (33 1/3%) of the total debt of the Company and POAMI;

          (C)  any "person" (as such term is defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) other than a Current Debt Holder (or a syndicate or group in which one or more Current Debt Holders, collectively, beneficially own a majority of the total voting power of the Company Voting Securities beneficially owned by such syndicate or group) is or becomes a "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the Company Voting Securities; or

          (D)  the consummation of a Business Combination, unless immediately following such Business Combination:

            (I)   more than 50% of the total voting power of (x) the corporation that owns, leases or controls all or substantially all of the assets of the Surviving Corporation, or (y) if applicable, the Parent Corporation, is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination);

            (II)  no person (other than one or more Current Debt Holder or any employee benefit plan (or related trust) sponsored or maintained by one or more Current Debt Holder (or a syndicate or group in which one or more of such persons, collectively, beneficially own a majority of the total voting power of the subject voting securities beneficially owned by such syndicate or group), the Surviving Corporation or the Parent Corporation) is or becomes the beneficial owner, directly or indirectly, of more than thirty-three and one-third percent (33 1/3%) of the total voting power of the outstanding voting securities eligible to elect directors (or the equivalent) of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation); and

            (III) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board's approval of the execution of the initial agreement providing for such Business Combination.

  It is the intent of the parties that if an event that would constitute a "Change in Control" under this Agreement occurs at POAMI, a "Change in Control" shall have occurred for the purpose of this Agreement. Upon the occurrence of an event described in the preceding sentence, unless the context otherwise requires, for purposes of this Agreement, POAMI shall be substituted for the defined term "the Company" in the definition of "Change in Control" together with appropriate changes to other references in the definition of "Change in Control" to give effect to the parties' intent;

        (e)   "Citicorp Group" means Citibank International plc, any fund that is controlled by the foregoing and, as applicable, their respective partners, members, subsidiaries and affiliates (including without limitation, any other entities controlled by or under common control with such entities), where the assets of each such partner, member, subsidiary or affiliate primarily consist of Company Voting Securities and/or debt of the Company or POAMI.

        (f)    "Current Debt Holders" means Quadrangle Group, Citicorp Group and MacKay Shields Group.

        (g)   "Date of Termination" means:

          (A)  if Executive's employment is to be terminated for Disability, 30 days after Notice of Termination is given (provided that Executive shall not have returned to the performance of Executive's duties on a full time basis during such 30 day period);

          (B)  if Executive's employment is to be terminated by the Company for Cause or by Executive for Good Reason, the date specified in the Notice of Termination;

          (C)  if Executive's employment is to be terminated by the Company for any reason other than Cause, the date specified in the Notice of Termination, which shall be 90 days after the Notice of Termination is given, unless an earlier date has been expressly agreed to by Executive in writing;

          (D)  if Executive's employment terminates by reason of death, the date of death of Executive; or

          (E)  if Executive's employment is terminated by Executive in a Non Qualifying Termination, the date specified in Executive's Notice of Termination, but not more than 30 days after the Notice of Termination is given, unless expressly agreed to by the Company in writing.

        (h)   "Disability" means termination of Executive's employment by the Company due to Executive's absence from Executive's duties with the Company on a full time basis for at least one hundred eighty (180) consecutive days as a result of Executive's incapacity due to physical or mental illness, unless within 30 days after Notice of Termination is given to Executive following such absence Executive shall have returned to the full time performance of Executive's duties.

        (i)    "Good Reason" shall mean termination of Executive's employment by Executive based on any of the following events:

          (A)  any change in the duties or responsibilities (including reporting responsibilities) of Executive that is inconsistent in any material and adverse respect (which may be cumulative) with Executive's position(s), duties, responsibilities or status with the Company (including any adverse diminution of such duties or responsibilities), provided, however, that Good Reason shall not be deemed to occur upon a change in duties or responsibilities (other than reporting responsibilities) that is solely and directly due to the Company no longer being a publicly traded entity;

          (B)  the failure to reappoint or reelect Executive to any position held by Executive without Executive's consent;

          (C)  a material breach of this Agreement by the Company or POAMI including but not limited to reduction in Executive's Annual Base Salary (as defined in Section 4(a)) or other reduction in medical, dental, life or disability benefits (except to the extent such reductions apply consistently to all other senior executives); or

          (D)  the relocation by the Company of Executive's principal workplace location more than 50 miles from the workplace location principally used by Executive as of the date hereof.

Executive must provide Notice of Termination of employment within one hundred eighty (180) days following Executive's knowledge of an event or facts constituting Good Reason (or the last of such events or facts if cumulative) or such event or facts shall not constitute Good Reason under this Agreement.

        (j)    "MacKay Group" means MacKay Shields, LLC and any fund that is controlled by the foregoing and, as applicable, their respective partners, members, subsidiaries and affiliates (including without limitation, any other entities controlled by or under common control with such entities), where the assets of each such partner, member, subsidiary or affiliate primarily consist of Company Voting Securities and/or debt of the Company or POAMI.

        (k)   "Non Qualifying Termination" means a termination of Executive's employment under any circumstances not qualifying as a Qualifying Termination, including without limitation any termination by the Company for Cause, any termination by Executive without Good Reason or for no reason at all or any termination on account of death, Disability or Retirement.

        (l)    "Notice of Termination" means a written notice of termination of employment given by one party to the other party pursuant to Section 16(b).

        (m)  "POAMI" means Protection One Alarm Monitoring, Inc., a Delaware corporation, and its successors and assignees.

        (n)   "Quadrangle Group" means Quadrangle Group LLC, POI Acquisition I, Inc., POI Acquisition, LLC, Quadrangle Master Funding Ltd., any fund that is controlled by the foregoing and, as applicable, their respective partners, members, subsidiaries and affiliates (including without limitation, any other entities controlled by or under common control with such entities), where the assets of each such partner, member, subsidiary or affiliate primarily consist of Company Voting Securities and/or debt of the Company or POAMI.

        (o)   "Qualifying Termination" means a termination of Executive's employment (i) by the Company other than for Cause, including by the Company providing notice of nonrenewal of this Agreement or (ii) by Executive for Good Reason. Termination of Executive's employment on account of death, Disability, Retirement shall not be treated as a Qualifying Termination.

        (p)   "Restructuring" means shall mean any transaction or series of transactions that effectuates any reorganization, recapitalization, consolidation, business combination, merger, or other similar transaction or any transaction that effectuates any material amendment to, or other material change in, the Company's or POAMI's obligations or indebtedness for borrowed money as of the date hereof (including accrued or accreted interest thereon) excluding changes in beneficial ownership of such indebtedness, but including, without limitation, (i) any amendment or modification to the Company's revolving credit facility, 7.375% Senior Unsecured Notes due 2005 or 8.125% Senior Subordinated Notes due 2009 or that modifies any material payment term or any material financial or operating covenant or that provides for a forbearance of any material payment obligation or material covenant, in each case, such that an amount that otherwise would be due and payable (according to its terms, by put, upon default and acceleration or otherwise) is delayed or otherwise extended for at least twelve months or that converts a material amount of the Company's or POAMI's obligations or indebtedness for borrowed money as of the date hereof (including accrued or accreted interest thereon) to equity and/or to a security junior to the claim's existing priority or is otherwise compromised, or any cash tender offer or any combination thereof; or (ii) (A) any merger, consolidation, reorganization, recapitalization, business combination or other transaction pursuant to which the Company is acquired by, or combined with, any person, group of persons, partnership, corporation or other entity other than a Current Debt Holder (an "Acquiror") or (B) the acquisition, directly or indirectly by an Acquiror (or by one or more persons acting together with an Acquiror pursuant to a written agreement or otherwise), in a single transaction or a series of transactions, of (x) all or a preponderance of the assets or operations of the Company, or all or any material portion of any operating division of the Company or (y) all, substantially all, or a majority of the outstanding or newly issued shares of the Company's (or any of its Subsidiary's) capital stock (or any securities convertible into, or options, warrants or other rights to acquire such capital stock); in each case, whether accomplished out-of-court or through the confirmation of any plan of reorganization pursuant to Section 1129 of the United States Bankruptcy Code, whether the requisite consents were obtained in-court or out-of-court.

        (q)   "Retirement" means Executive's termination of his employment on or after his attainment of age 65.

        (r)   "Subsidiary" means any corporation or other entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities or interests of such corporation or other entity entitled to vote generally in the election of directors or in which the Company has the right to receive 50% or more of the distribution of profits or 50% or more of the assets upon liquidation or dissolution.

        2.    Employment and Duties.

        (a)    Term of Employment.    The Company agrees to employ Executive, and Executive agrees to enter into employment with the Company, in accordance with the terms and provisions of this Agreement, for the Term of this Agreement. The execution of this Agreement shall constitute acceptance by Executive and the Company that Executive's employment shall not terminate as a result of any Change in Control prior to the date hereof. Upon termination of Executive's employment (regardless of whether such termination constitutes a Qualifying Termination or Non Qualifying Termination), Executive shall be relieved of any obligation to continue to perform the duties described in Section 2(b) effective as of the Date of Termination. The termination of the employment relationship by either party for any reason or for no reason at all shall not constitute a breach of this Agreement, but certain obligations and benefits shall survive such termination of employment as set forth in Section 19.

        (b)    Duties.    During the period of Executive's employment under this Agreement, Executive shall serve as Vice President, Secretary and General Counsel of the Company. Executive shall devote Executive's full business time and attention to the affairs of the Company and his duties as its Vice President, Secretary and General Counsel. Executive shall have such duties as are appropriate to Executive's position as Vice President, Secretary and General Counsel, will be responsible for legal support in the areas of general corporate documentation, contract drafting, review and compliance, leases, litigation, negotiations, legal research and managing and coordinating cases with outside counsel and shall have such authority as required to enable Executive to perform these duties. Consistent with the foregoing, Executive shall comply with all reasonable instructions of the Chief Financial Officer, Chief Executive Officer and Board of Directors of the Company. Executive shall report to the Chief Financial Officer. In addition, during the period of Executive's employment under this Agreement, Executive may serve as an officer and/or director of a Subsidiary or Subsidiaries if requested to do so by the Board. Executive may resign from the board of directors of any Subsidiaries at any time in his sole and absolute discretion.

        3.    Term of Agreement.    The Term of this Agreement shall commence on the date of this Agreement and shall continue until the earlier of (i) the first anniversary of the date of this Agreement or (ii) the Date of Termination that results from a Qualifying Termination or Non Qualifying Termination. If this Agreement remains in effect through the first anniversary of the date of this Agreement, it shall thereafter be automatically extended for an indefinite number of one (1) year periods unless either party sends written notice to the other party of its intention not to renew at least thirty (30) days prior to expiration of said Term. If the election not to renew is made, this Agreement shall remain in full force and effect for the remaining original term and any extension periods thereafter if the original term has been renewed. The original term and any renewal periods thereafter are hereinafter collectively referred to as the "Term." Certain obligations and benefits shall survive the expiration of the Term as set forth in Section 19.

        4.    Base Salary and Benefits.

        (a)    Base Salary.    During the period of Executive's employment under this Agreement, the Company shall pay Executive an annual base salary ("Annual Base Salary") at an annual rate equal to not less than Two Hundred Thousand and No/100 Dollars ($200,000.00), which shall be reviewed annually by the Board or the Compensation Committee of the Board. Executive's Annual Base Salary

shall be paid in accordance with the standard practices for other senior corporate executives of the Company.

        (b)    Bonuses.    Executive shall be eligible to receive annually or otherwise any bonus awards, whether payable in cash, shares of common stock of the Company or otherwise, which the Company, the Board, the Compensation Committee of the Board or such other authorized committee of the Board determines to award or grant; provided, however, that Executive shall participate under a short-term incentive plan (subject to its terms which shall be reasonably determined by the Board and based on targets that are reasonably attainable) each year.

        (c)    Benefit Programs.    During the period of Executive's employment under this Agreement, Executive shall be eligible to participate in all employee benefit plans and programs of the Company from time to time in effect for the benefit of senior executives of the Company (subject to meeting generally applicable participation requirements under the applicable plan or program), including, but not limited to, retention plans, stock option plans, restricted stock grants, 401(k) plans, group life insurance, hospitalization and surgical and major medical coverages, sick leave, employee stock purchase plans, car allowances, vacations and holidays, long term disability, and such other benefits as are or may be made available from time to time to senior executives of the Company. For purposes of this Section 4(c), the term "the Company" shall also include POAMI. If there is a sale in an underwritten public offering registered under the Securities Act of 1933, as amended, of Company Voting Securities having an aggregate offering value of at least $40 million, all of Executive's Awards (as defined below) will fully vest, all restrictions on such Awards shall lapse and the maximum level of achievement of all performance criteria with respect to such Awards shall be deemed fully satisfied. In the case of stock options or any other equity based Awards in the nature of a right that may be exercised, such stock options and other equity based Awards shall remain exercisable for three years after the Date of Termination.

        (d)    Business Expenses and Perquisites.    Executive shall be reimbursed for all reasonable expenses incurred by Executive in connection with the conduct of the business of the Company (including reasonable travel expenses), provided Executive properly accounts therefor in accordance with the Company's policies. During the period of Executive's employment under this Agreement, Executive shall also be entitled to such other perquisites as are customary for senior executives of the Company.

        (e)    Office and Services Furnished.    During the period of Executive's employment under this Agreement, the Company shall make available to Executive office space, secretarial assistance and such other facilities and services as shall be suitable to Executive's position and adequate for the performance of Executive's duties hereunder.

        (f)    Retention Bonus.    Executive will receive two retention bonuses each in an amount equal to 50% of Executive's Annual Base Salary (with such Annual Base Salary to be determined as of the date such bonus is paid) ("Retention Bonus"). The first retention bonus shall be payable if he remains continuously employed by the Company from the date hereof through the earlier of the date of the consummation of the Restructuring or December 31, 2004 or, if prior to the consummation of the Restructuring or such date, as applicable, (i) he is terminated by the Company other than for Cause, (ii) he resigns his employment because of Good Reason or (iii) the Company does not renew the Agreement upon expiration of the Term. The second retention bonus shall be payable if he remains continuously employed by the Company from the date hereof through the earlier of the date of the consummation of the Restructuring or December 31, 2005 or, if prior to the consummation of the Restructuring or such date, as applicable, (i) he is terminated by the Company other than for Cause, (ii) he resigns his employment because of Good Reason or (iii) the Company does not renew the Agreement upon expiration of the Term. Payment of any amount pursuant to this paragraph shall not reduce any other payments or benefits to which Executive is entitled under this Agreement. Should the

Chief Executive Officer of the Company agree to forgo any portion of his Retention Bonus for any reason at any time, Executive agrees to forgo the same percentage of his Retention Bonus.

        5.    Payments Upon Termination of Employment.

        (a)    Qualifying Termination.    If the employment of Executive terminates pursuant to a Qualifying Termination, then:

          (A)  within five (5) business days following the Date of Termination, the Company shall pay to Executive a lump sum cash payment equal to the sum of

            (I)   Executive's Annual Base Salary payable through the Date of Termination;

            (II)  bonus amounts payable to Executive for prior fiscal years (to the extent not previously paid);

            (III) bonus amounts not paid to Executive as a result of Executive's election to defer payment;

            (IV) a pro rata portion of Executive's annual bonus for the fiscal year in which the Date of Termination occurs (to the extent not previously paid) in an amount at least equal to (1) Executive's Bonus Amount multiplied by a fraction, the numerator of which is the number of days in a fiscal year in which the Date of Termination occurs through the Date of Termination and the denominator of which is three hundred sixty five (365), and reduced by (2) any amounts paid to Executive from the Company's annual incentive plan for the fiscal year in which the Date of Termination occurs; and

            (V)  the cash equivalent of any accrued Paid Time Off; in each case to the extent not already paid.

          (B)  within five (5) business days following the Date of Termination, the Company shall pay to Executive a cash lump-sum equal to the sum of Executive's highest Annual Base Salary during the 12 month period immediately prior to the Date of Termination, plus Executive's Bonus Amount; provided, however, if a Notice of Termination is given by the Company or Executive within four months prior to a Change in Control or one year following a Change of Control, the Company shall pay Executive an additional lump sum cash payment equal to (x) .99 times Executive's highest Annual Base Salary during the 12 month period immediately prior to the Date of Termination plus (y) .99 times Executive's Bonus Amount;

          (C)  the Company shall continue, for a period of one (1) year (or two (2) years in the event Executive is entitled to payments under Sections 5(a)(B)(x) and (y)) following Executive's Date of Termination, to provide Executive (and Executive's dependents, if applicable) with substantially similar levels of medical, dental, and life insurance benefits upon substantially similar terms and conditions as Executive would have been entitled to receive if he had continued in employment; provided, that, if Executive cannot continue to participate in the Company benefit plans providing such benefits, the Company shall otherwise provide, at the Company's option, (i) such benefits on a substantially similar basis as if continued participation had been permitted through the Company's benefit plans (the "Continued Benefit Plans") or (ii) a lump-sum cash payment based on the cost of premiums comparable to those that would be required to receive such benefits on a substantially similar basis plus the amount of any conversion fees required to convert from group coverage to individual coverage under the Company's existing benefit plans (the "Benefits Lump-Sum Payment"). If the Company elects to provide Executive with Continued Benefit Plans, Executive shall cooperate with the Company and each provider of any such Continued Benefit Plan in order for the Company to obtain such Continued Benefit Plans for Executive, which cooperation shall include but not be limited to providing copies of medical records and other information required by any provider of such Continued Benefit Plan and undergoing one or more physical examinations. If the Company elects to provide Executive with the Benefits Lump Sum Payment, the Company shall notify Executive of its intention to make this election not later than 90 days prior to the date on which Executive's coverage under existing benefit plans will expire, and if, within 60 days after Executive receives such notification from the Company, Executive presents the Company with one or more benefit plans that Executive has obtained or intends to obtain that provide benefits on a substantially similar basis as the benefits provided to Executive prior to the Date of Termination (and acknowledgment from the provider of such benefit plans that such benefit plans have been or can be obtained by Executive on those terms, including, without limitation, at least substantially similar scope of coverage, substantially similar deductibles and substantially similar co payments), then the Benefits Lump Sum Payment shall be made based on the premiums plus any other administrative fees (except co payments) charged by the Company offering such plans. If the Company elects to provide Executive with the Benefits Lump Sum Payment and it is determined by the Company that any portion of the Benefits Lump Sum Payment constitutes taxable wages for federal income and/or employment tax purposes, the Company agrees to pay Executive an additional amount (the "Benefits Gross Up Payment") such that the net amount retained by Executive from the Benefit Lump Sum Payment and the Benefits Gross Up Payment, after reduction for any federal, state and local income and employment taxes on the Benefits Lump Sum Payment and the Benefits Gross Up Payment, shall equal the Benefits Lump Sum Payment. Notwithstanding the foregoing, in the event Executive becomes reemployed with another employer and becomes eligible to receive benefits from such employer, the benefits described herein shall be secondary to such benefits during the period of Executive's eligibility, but only to the extent that the Company reimburses Executive for any increased cost and provides any additional benefits necessary to give Executive the benefits provided hereunder; and

          (D)  all outstanding stock options, restricted stock and other equity based awards (collectively, "Awards") shall fully vest, all restrictions on such Awards shall lapse and the maximum level of achievement of all performance criteria with respect to such Awards shall be deemed fully satisfied. In the case of stock options or any other equity based Awards in the nature of a right that may be exercised, such stock options and other equity based Awards shall remain exercisable for three years after the Date of Termination.

        (b)    Non Qualifying Termination.    If the employment of Executive terminates pursuant to a Non Qualifying Termination, then the Company shall pay to Executive within five (5) business days following the Date of Termination, a lump sum cash payment equal to the sum of (i) Executive's Annual Base Salary payable through the Date of Termination; (ii) bonus amounts earned by Executive and declared and approved by the Board; and (iii) the cash equivalent of any accrued Paid Time Off; in each case to the extent not already paid. The Company may make such additional payments and provide such additional benefits to Executive as the Company and Executive may agree in writing.

        6.    Excise Tax Gross Up.

        (a)   Anything in this Agreement to the contrary notwithstanding, in the event that it shall be determined that the vesting of Awards, aggregate payments or distributions by the Company or its affiliated companies to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise but determined without regard to any additional payments required under this Section 6 (a "Payment"), constitute "parachute payments" (as such term is defined under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") or any successor provision, and the regulations promulgated thereunder (collectively, "Section 280G")) the aggregate present value of which equals or exceeds three times Executive's "base amount" (as such term is defined under Section 280G) and are therefore subject to the excise tax imposed by Section 4999 of the Code or any successor provision (collectively, "Section 4999") or any interest, penalties or additions to tax with respect to such excise tax (the total excise tax, together with any interest, penalties or additions to tax, are hereinafter collectively referred to as the "Excise Tax")), then Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any Federal, state or local income and employment taxes and Excise Tax (and any interest and penalties imposed with respect to any such taxes) imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing, Executive agrees to reduce the aggregate amount of any Payments that constitute "parachute payments" to the extent necessary so that such Payments do not equal or exceed three times Executive's "base amount" (and therefore are not subject to the excise tax imposed by Section 4999); provided, however, that Executive shall not be required to make any such reduction if the reduction necessary to cause such Payments not to equal or exceed three times Executive's "base amount" is more than $100,000.

        (b)   Subject to the provisions of Section 6(c) hereof, all determinations required to be made under this Section 6, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company's public accounting firm (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the change in control, Executive may appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be deemed to be the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 6, shall be paid by the Company to Executive within five (5) days of the receipt of the Accounting Firm's determination (it being understood, however, that the Gross Up Payment may, if permitted by law, be paid directly to the applicable taxing authorities). If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion that failure to report the Excise Tax on Executive's applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made by the Company ("Underpayment"), or that Gross-Up Payments will have been made by the Company which should not have been made ("Overpayment"), consistent with the calculations required to be made hereunder. In either such event, the Accounting Firm shall determine the amount of the Underpayment or Overpayment that has occurred. In the event that the Company exhausts its remedies pursuant to Section 6(c) and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive. In the case of an Overpayment, Executive shall, at the direction and expense of the Company, take such steps as are reasonably necessary (including, if reasonable, the filing of returns and claims for refund), and otherwise reasonably cooperate with the Company to correct such Overpayment; provided, however, that (i) Executive shall not in any event be obligated to return to the Company an amount greater than the net after-tax portion of the Overpayment that he has retained or has recovered as a refund from the applicable taxing authorities and (ii) this provision shall be interpreted in a manner consistent with the intent of Section 6(a) hereof to make Executive whole, on an after-tax basis, from the application of Section 4999.

        (c)   Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require a payment by the Company, or a change in the amount of the payment by the Company of, the Gross-Up Payment. Such notification shall be given as soon as practicable after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid; provided that the failure to give any notice pursuant to this Section 6(c) shall not impair Executive's rights under this Section 6 except to the extent the Company is materially prejudiced thereby. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

          (i)    give the Company any information reasonably requested by the Company relating to such claim,

          (ii)   take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

          (iii)  cooperate with the Company in good faith in order effectively to contest such claim, and

          (iv)  permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest, penalties or additions to tax) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income, employment or other tax (including interest, penalties or additions to tax with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 6(c) hereof, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided further, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income, employment or other tax (including interest, penalties or additions to tax with respect to any such taxes) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

        (d)   If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 6(c) hereof, Executive becomes entitled to receive, and receives, any refund with respect to such claim, Executive shall (subject to the Company's complying with the requirements of Section 6(c) hereof) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 6(c), a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

        7.    Non Competition.    Executive hereby acknowledges that the services which he will perform for the Company are of a special and unique nature, and that the Company would find it extremely difficult or impossible to replace Executive. Accordingly, Executive agrees that, in consideration of this Agreement and the payments to be received by him hereunder, from and after the date hereof through the period during which Executive continues to be employed by the Company and following termination of Executive's employment for any reason until the first anniversary (or the second anniversary in the event Executive is entitled to payments under Sections 5(a)(B)(x) and (y)) of such termination of employment (the "Non Competition Period"), Executive shall not, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be connected as a director, officer, employee, partner, lender, consultant or otherwise ("Participate" or a "Participation") with any Competitor (as hereinafter defined), except with the Company's prior written consent. For purposes of this Agreement, the term "Competitor" shall mean any entity engaged in the business of providing property monitoring services with revenue in excess of One Hundred Sixty Million Dollars ($160,000,000) during the most recent twelve (12) month period for which financial statements are available, including without limitation, ADT Security Services, Brink's Home Security, Inc., Honeywell Security Monitoring, Inc. and their respective subsidiaries, affiliates and successors. Nothing in this section shall prohibit Executive from owning for investment purposes an aggregate of up to 3% of the publicly traded securities of any corporation listed on the New York Stock Exchange or American Stock Exchange or whose securities are quoted on the NASDAQ National Market. Notwithstanding anything which may be to the contrary herein, Executive shall not be required to cease Participation in any business or organization which begins to compete with the Company subsequent to the time Executive commences such Participation, provided that such business or organization began to compete with the Company through no action, assistance, or plan of Executive.

        It is the desire and intent of the parties that the provisions of this Section 7 shall be enforced under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Section 7 is adjudicated to be invalid or unenforceable or shall for any reason be held to be excessively broad as to duration, geographic scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with applicable law and such provision shall be deemed modified and amended to the extent necessary to render such provision enforceable in such jurisdiction.

        If Executive challenges the enforceability of the provisions of this Section 7 in whole or in part as to any Competitors, Executive shall, immediately upon such challenge, forfeit any right to any payments and benefits under Section 5(a) or 5(b) that he has not already received.

        8.    Confidential Information.    Executive acknowledges that:

        (a)   the business of the Company and its Subsidiaries and affiliates is intensely competitive and that Executive's engagement by the Company requires that Executive have access to and knowledge of confidential information of the Company and its Subsidiaries and affiliates, including, but not limited to, the identity of customers, the identity of the representatives of customers with whom the Company and its Subsidiaries and affiliates have dealt, the kinds of services provided by the Company and its Subsidiaries and affiliates to customers and offered to be performed for potential customers, the manner in which such services are performed or offered to be performed, the service needs of actual or prospective customers, pricing information, information concerning the creation, acquisition or disposition of products and services, customer maintenance listings, computer software applications and other programs, personnel information and other trade secrets (the "Confidential Information");

        (b)   the direct or indirect disclosure of such Confidential Information to existing or potential competitors of the Company and its Subsidiaries and affiliates would place the Company and its Subsidiaries and affiliates at a competitive disadvantage and would do damage, monetary or otherwise, to the business of the Company and its Subsidiaries and affiliates; and

        (c)   the engaging by Executive in any of the activities prohibited by this Section 8 may constitute improper appropriation and/or use of such information and trade secrets.

        Notwithstanding the foregoing, Confidential Information shall not include information which (x) is or becomes part of the public domain through a source other than Executive, (y) is or becomes available to Executive from a source independent of the Company and its Subsidiaries and affiliates, or (z) constitutes general industry knowledge possessed by Executive by virtue of Executive's employment with the Company. Executive expressly acknowledges the trade secret status of the Confidential Information and that the Confidential Information constitutes a protectable business interest of the Company and its Subsidiaries and affiliates. Accordingly, the Company and Executive agree as follows:

          (A)  During the Non Competition Period, Executive shall not, directly or indirectly, whether individually, as a director, stockholder, owner, partner, employee, principal or agent of any business, or in any other capacity, make known, disclose, furnish, make available, or use any of the Confidential Information, other than in the proper performance of the duties contemplated herein or requested by the Company, or as required by law or by a court of competent jurisdiction or other administrative or legislative body; provided, however, that prior to disclosing any of the Confidential Information to a court or other administrative or legislative body, Executive shall promptly notify the Company so that the Company may seek a protective order or other appropriate remedy.

          (B)  Executive agrees to return all computer hardware and all Confidential Information, including all photocopies, extracts and summaries thereof, and any such information stored electronically on tapes, computer disks or in any other manner to the Company at any time upon request of the Chairman of the Board or the Chief Executive Officer of the Company and upon the termination of Executive's employment for any reason.

        9.    Nonsolicitation.    During the Non Competition Period, Executive shall not, directly or indirectly, solicit, interfere with, hire, offer to hire or induce any person who is an employee of the Company or any of its Subsidiaries or affiliates and whose salary is in excess of $50,000 to discontinue his or her relationship with the Company or any of its Subsidiaries or affiliates and accept employment by, or enter into a business relationship with, Executive or any other person or entity; provided, however, that this provision shall not apply to solicitation by general advertising.

        10.    Antidisparagement.

        (a)   Unless otherwise required by a court of competent jurisdiction, pursuant to any recognized subpoena power or by any applicable law, rule or regulation, Executive agrees and promises that Executive shall not make any oral or written statements or reveal any information to any person, company or agency which (i) is materially negative, disparaging or damaging to the name, reputation or business of the Company or any of its Subsidiaries or affiliates, or any of their shareholders, directors, officers or employees, or (ii) has or would have a materially negative financial impact, whether directly or indirectly, on the Company or any of its Subsidiaries and affiliates, or any of their shareholders, directors, officers or employees; provided that this subsection (ii) shall not be deemed to have been violated by statements or releases of information by Executive during the period of his employment under this Agreement which Executive believes to be truthful and which are made in the performance of his duties under this Agreement.

        (b)   Unless otherwise required by a court of competent jurisdiction, pursuant to any recognized subpoena power or by any applicable law, rule or regulation, the Company agrees and promises that neither it nor any of its Subsidiaries and affiliates shall make any oral or written statements or reveal any information to any person, company or agency which (i) is materially negative, disparaging or damaging to the name, reputation or business of Executive or (ii) has or would have a negative financial impact whether directly or indirectly, on Executive.

        11.    Injunctive Relief.

        (a)   Executive acknowledges that a breach of the undertakings in Sections 7, 8, 9 or 10(a) of this Agreement would cause irreparable damage to the Company and its Subsidiaries and affiliates, the exact amount of which shall be difficult to ascertain, and that remedies at law for any such breach would be inadequate. Executive agrees that, if Executive breaches or attempts or threatens to breach any of the undertakings in Sections 7, 8, 9 or 10(a) of this Agreement, then the Company shall be entitled to injunctive relief without posting bond or other security, in addition to any other remedy or remedies available to the Company at law or in equity.

        (b)   The Company acknowledges that a breach of the undertakings in Section 10(b) of this Agreement would cause irreparable damage to Executive, the exact amount of which shall be difficult to ascertain, and that remedies at law for any such breach would be inadequate. The Company agrees that, if the Company or any of its Subsidiaries or affiliates breaches or attempts or threatens to breach any of the undertakings in Section 10(b) of this Agreement, then Executive shall be entitled to injunctive relief, without posting bond or other security, in addition to any other remedy or remedies available to Executive at law or in equity.

        12.    Withholding Taxes.    The Company may withhold from all payments due to Executive (or his beneficiary or estate) hereunder all taxes which, by applicable federal, state, local or other law, the

Company is required to withhold therefrom. Executive has represented that he is and will continue to be a resident of the State of Texas for all purposes.

        13.    Directors and Officers Insurance; Indemnity.    The Company shall take all steps necessary to ensure that Executive is covered under any directors and officers liability insurance policy in effect from time to time for current and former directors and officers of the Company and any employee professional liability insurance policy in effect from time to time for employed professionals of the Company. In addition, the Company shall hold harmless and indemnify Executive against any and all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by Executive in connection with any threatened, pending, or completed action, suit, or proceeding whether civil, criminal, administrative, or investigative (including an action by or in the right of the corporation) to which Executive is, was, or at any time becomes a party, or is threatened to be made a party, by reason of the fact that Executive is, was, or at any time becomes a director, officer, employee or agent of the Company, or is or was serving, or at any time serves at the request of the Company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise; or otherwise to the fullest extent as may be provided to Executive by the Company under the provisions of the Bylaws and the Articles of Incorporation of the Company and Delaware law.

        14.    Scope of Agreement.    Nothing in this Agreement shall be deemed to entitle Executive to continued employment with the Company or its Subsidiaries or shall require Executive to continue the employment relationship against his wishes; provided, however, that any termination of Executive's employment during the Term of this Agreement shall be subject to all of the provisions of this Agreement as provided in Section 19.

        15.    Successors; Binding Agreement.

        (a)   This Agreement shall inure to the benefit of and be legally binding upon all successors and assigns of the Company and POAMI. The Company and POAMI will require a successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company and/or POAMI, by agreement in form and substance satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company and POAMI would be required to perform it if no such succession had taken place. For purposes of this Section 15(a), "Company" shall mean the Company as defined above and all successors to its business or assets that execute and deliver the agreement provided for in this Section 15(a) or that otherwise become bound by the terms and provisions of this Agreement by operation of law. For purposes of this Section 15(a), "POAMI" shall mean POAMI as defined above and all successors to its business or assets that execute and deliver the agreement provided for in this Section 15(a) or that otherwise become bound by the terms and provisions of this Agreement by operation of law

        (b)   This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees. If Executive shall die while any amounts would be payable to Executive hereunder had Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons appointed in writing by Executive to receive such amounts or, if no person is so appointed, to Executive's estate.

        16.    Notice.

        (a)   For purposes of this Agreement, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or five (5)

days after deposit in the United States mail, certified and return receipt requested, postage prepaid, addressed as follows:

If to Executive:	J. Eric Griffin 7242 Tophill Lane Dallas, TX 75248
If to the Company:	Protection One, Inc. 818 S. Kansas Avenue Topeka, KS 66612 Attention: Chief Financial Officer

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

        (b)   A written notice of Executive's Date of Termination by the Company or Executive, as the case may be, to the other, shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated, and (iii) specify the Date of Termination. The failure by Executive or the Company to set forth in such notice any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company hereunder or preclude Executive or the Company from asserting such fact or circumstance in enforcing Executive's or the Company's rights hereunder.

        17.    Full Settlement; Resolution of Disputes.    The Company's obligation to make any payments provided for in this Agreement and otherwise to perform its obligations hereunder shall be in lieu and in full settlement of all other severance payments to Executive under any other severance or employment agreement between Executive and the Company, and any severance plan of the Company. In no event shall Executive be obligated to seek other employment or take other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and except as otherwise provided in Section 5 (a)(iii), such amounts shall not be reduced whether or not Executive obtains other employment. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Wilmington, Delaware by three arbitrators in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrators' award in any court having jurisdiction. The arbitrators shall determine the allocation of the costs and expenses arising in connection with any arbitration proceeding pursuant to this section based on the arbitrator's assessment of the merits of the positions of the parties.

        18.    Employment with Subsidiaries.    Employment with the Company for purposes of this Agreement shall include employment with any Subsidiary.

        19.    Survival.    The respective obligations and benefits afforded to the Company and Executive as provided in Sections 1, 5, 6, 7, 8, 9, 10, 11, 12, 13, 15, 17, 19, 20, 22, 23, 24 and 25 shall survive the termination of this Agreement.

        20.    GOVERNING LAW; VALIDITY.    THE INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE PRINCIPLE OF CONFLICTS OF LAWS. THE INVALIDITY OR UNENFORCEABILITY OF ANY PROVISION OF THIS AGREEMENT SHALL NOT AFFECT THE VALIDITY OR ENFORCEABILITY OF ANY OTHER PROVISION OF THIS AGREEMENT, WHICH OTHER PROVISIONS SHALL REMAIN IN FULL FORCE AND EFFECT.

        21.    Counterparts.    This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

        22.    Miscellaneous.    No provision of this Agreement may be modified or waived unless such modification or waiver is agreed to in writing and signed by Executive and by a duly authorized officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior to subsequent time. Failure by Executive or the Company to insist upon strict compliance with any provision of this Agreement or to assert any right Executive or the Company may have hereunder, including without limitation, the right of Executive to terminate employment for Good Reason, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement. Except as otherwise specifically provided herein, the rights of, and benefits payable to, Executive, his estate or his beneficiaries pursuant to this Agreement are in addition to any rights of, or benefits payable to, Executive, his estate or his beneficiaries under any other employee benefit plan or compensation program of the Company.

        23.    No Mitigation.    The amounts payable to Executive upon any termination of his employment shall be considered severance pay in consideration of past services rendered on behalf of the Company and his continued service from the date hereof to the date he becomes entitled to such payments and shall be the sole amount of severance pay to which Executive is entitled from the Company and its affiliates upon termination of his employment. Executive shall have no duty to mitigate his damages by seeking other employment and, should Executive actually receive compensation from any such other employment, the payments required hereunder shall not be reduced or offset by any such other compensation.

        24.    POAMI's Obligations.    All of the obligations of the Company hereunder shall also be direct obligations of POAMI without the need for Executive to seek or exhaust remedies against the Company.

        25.    Entire Agreement.    This Agreement constitutes the entire agreement of the parties with respect to its subject matter and supersedes and replaces all previous verbal or written agreements that the parties may have made, including the Prior Employment Agreement.

* * * * *

        [Remainder of page intentionally left blank. Signatures on next page.]

        IN WITNESS WHEREOF, each of the Company and POAMI has caused this Agreement to be executed by a duly authorized representative of the Company and POAMI and Executive has executed this Agreement as of the day and year first above written.

PROTECTION ONE, INC.
By:

Its:

PROTECTION ONE ALARM MONITORING, INC.
By:

Its:

By:
J. Eric Griffin

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EMPLOYMENT AGREEMENT
W I T N E S S E T H